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                                                                   EXHIBIT 4.1.2

                CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE
                    OF INCORPORATION OF JAKKS PACIFIC, INC.

     The undersigned hereby certifies as follow:

     1. The Board of Directors of JAKKS Pacific, Inc., a Delaware corporation (the "Company"), has adopted resolutions to increase the number of shares of Preferred Stock that the Company shall have authority to issue to 1,000,000 shares, and, for this purpose, authorizing that the Company's Restated Certificate of Incorporation be amended by deleting Article FOURTH thereof in its entirety and by inserting in lieu thereof the following:

             FOURTH: The total number of shares of stock which the Company shall have authority to issue is 26,000,000 shares, of which 25,000,000 shares shall comprise a single class of common stock, par value $.001 per share, and 1,000,000 shares shall comprise a single class of preferred stock, par value $.001 per share (the "Preferred Stock"). The shares of Preferred Stock may be issued from time to time, when and as authorized by the Company's Board of Directors in one or more series, upon such terms and conditions as the Company's Board of Directors shall approve. The Company's Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and, subject to the provisions hereof, to fix by resolution or resolutions the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, of each such class or series.

     2. The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of Delaware.

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on this 12th day of February, 1999.

                                                   /s/ Stephen G. Berman
                                              ----------------------------------
                                                 Stephen G. Berman, President